Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEOGEN CORPORATION

(Exact name of Registrant as specified in its charter)

Michigan	38-2364843
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

620 Lesher Place, Lansing, Michigan	48912
(Address of principal executive offices)	(Zip code)

Neogen Corporation 2021 Employee Stock Purchase Plan

(Full Title of the Plan)

Amy M. Rocklin

Chief Legal & Compliance Officer, Corporate Secretary

Neogen Corporation

620 Lesher Place

Lansing, Michigan 48912

(Name and address of agent for service)

(517) 372-9200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed with the Commission by Neogen Corporation (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s latest Annual Report on Form 10-K filed with the Commission;

(b) All other reports or documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referenced in (a) above; and

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement filed pursuant to Section 12 of the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding anything herein, the Registrant is not incorporating by reference any information in any filing made by the Registrant with the Commission that is expressly furnished rather than filed, including all information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such filing.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of incorporation provide that a director of the Registrant will not be liable to the Registrant or its shareholders for monetary damages for any breach of the director’s fiduciary duty in connection with any action or omission on the part of the director, except for liability for (i) financial benefits to which the director was not entitled, (ii) intentional infliction of harm on the Registrant or its shareholders, (iii) improper distributions or loans in violation of Section 551 of the Michigan Business Corporation Act (the “MBCA”), or (iv) intentional criminal acts. These provisions, however, do not affect liability under the Securities Act.

The Registrant’s bylaws include provisions that require the Registrant to indemnify its directors, officers, and employees with respect to any liability arising out of such positions to the fullest extent allowable under the MBCA. The provisions of the MBCA are broad enough to permit indemnification with respect to liabilities arising under the Securities Act and Michigan Uniform Securities Act.

The limitation of liability and indemnification provisions in the Registrant’s articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Registrant’s directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. However, these provisions do not limit or eliminate the Registrant’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. Moreover, the provisions will not alter the liability of directors under the federal securities laws. An investment in the Registrant may, however, be adversely affected to the extent that, in a class action or direct suit, the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The Registrant has purchased a policy of directors’ and officers’ insurance that insures both the Registrant and its officers and directors against expenses and liabilities of the type normally insured against under such policies, including the expenses of the indemnification described above and liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation filed February 14, 2000, as amended on November 23, 2011 (incorporated by reference to Exhibit 3.1 to the Quarterly Report filed December 30, 2011).

4.2	Certificate of Amendment to Articles of Incorporation filed on October 11, 2010 (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed July 30, 2020).

4.3	Certificate of Amendment to Articles of Incorporation filed on November 20, 2018 (incorporated by reference to Exhibit 3 to the Quarterly Report on Form 10-Q filed December 28, 2018).

4.4	Certificate of Amendment to Articles of Incorporation filed on March 14, 2022 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed March 17, 2022).

4.5	Certificate of Amendment to Articles of Incorporation filed on September 1, 2022 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed September 1, 2022).

4.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed October 31, 2023).

5.1	Opinion of Varnum LLP.

23.1	Consent of Independent Registered Public Accounting Firm BDO USA, LLP.

23.2	Consent of Varnum LLP (included in the opinion filed as Exhibit 5.1 to this registration statement.)

24.1	Power of Attorney (included on the signature page of this registration statement).

99	Neogen Corporation 2021 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Proxy Statement on Schedule 14A filed August 31, 2021).

107	Filing Fee Table.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lansing, State of Michigan, on August 20, 2024.

NEOGEN CORPORATION

By:	/s/ JOHN E. ADENT
John E. Adent
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of NEOGEN CORPORATION, a Michigan corporation (the “Company”), hereby constitutes and appoints JOHN E. ADENT and DAVID H. NAEMURA, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of the Company’s Common Shares, par value $0.16 a share, pursuant to the Neogen Corporation 2021 Employee Stock Purchase Plan, and any of the documents relating to such registration statement; any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
President & Chief Executive Officer
/s/ John E. Adent	(Principal Executive Officer)	August 20, 2024
John E. Adent

/s/ David H. Naemura	Chief Financial Officer	August 20, 2024
David H. Naemura	(Principal Financial Officer)

/s/ John P. Moylan	Chief Accounting Officer	August 20, 2024
John P. Moylan	(Principal Accounting Officer)

/s/ James C. Borel	Chairman of the Board of Directors	August 20, 2024
James C. Borel

/s/ William T. Boehm, Ph.D.	Director	August 20, 2024
William T. Boehm, Ph.D.

/s/ Jeffrey D. Capello	Director	August 20, 2024
Jeffrey D. Capello

/s/ Ronald D. Green, Ph.D.	Director	August 20, 2024
Ronald D. Green, Ph.D.

/s/ Aashima Gupta	Director	August 20, 2024
Aashima Gupta

/s/ Raphael A. Rodriguez	Director	August 20, 2024
Raphael A. Rodriguez

/s/ James P. Tobin	Director	August 20, 2024
James P. Tobin

/s/ Catherine E. Woteki, Ph.D.	Director	August 20, 2024
Catherine E. Woteki, Ph.D.